Exhibit 10.33

SUBLEASE

1.	PARTIES. This Sublease, dated December 10, 2019 (the “Sublease”) is made between Stanley Convergent Security Solutions, Inc. (“Sublessor”), and Ginkgo Bioworks, Inc. (“Sublessee”).

2.

MASTER LEASE. Sublessor is the lessee under a written lease dated March 2017 wherein Jamestown 21-23-25 Drydock, L.P. (“Lessor”) leased to Sublessor the real property located in the Commonwealth of Massachusetts described as 23 Drydock Avenue, Boston, MA consisting of approximately 5,151 rentable square feet (“RSF”) on a portion of the seventh (7’th) floor (“Master Premises”). Said lease is herein referred to as the “Master Lease” and is attached hereto as Exhibit “A”.

3.

PREMISES. Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises (“Premises”): 100%, including the right to use one (1) reserved surface parking space in accordance with Section 8.1 of the Master Lease.

4.

WARRANTY BY SUBLESSOR. Sublessor warrants and represents to Sublessee that the Master Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease and no knowledge of any material default or material breach of any of the provisions of the Master Lease by Lessor.

5.

TERM. The Term of this Sublease shall commence on February 1, 2020 (provided that such date may accelerated to an earlier date, but not before January 1, 2020, upon not less than fifteen (15) days prior notice from Sublessor to Sublessee), or when Lessor consents to this Sublease, whichever shall last occur (“Commencement Date”), and end on June 30, 2024 (“Termination Date”), unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event the Term commences on a date other than February 1, 2020, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Premises (“Possession”) shall be delivered to Sublessee on the Commencement Date. If for any reason, other than the act or omission of Sublessee, Sublessor does not deliver Possession to Sublessee on the Commencement Date, Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession, provided that if Sublessor fails to deliver Possession by March 1, 2020, Sublessee may terminate the Sublease by notice given to Sublessor prior to delivery of Possession. Provided that Sublessor has vacated the Premises, Sublessor shall permit Sublessee to access the Premises prior to the commencement of the Term for reconfiguration of the Premises and installation of FF&E, such early access shall not advance the Commencement Date or the Termination Date and shall be subject to the provisions of this Sublease, other than the payment of rent, provided that Sublessee shall be responsible for any charges related to such early access such as utility costs loading dock and freight elevator charges and the like.

6.

DELIVERY OF PREMISES; PREMISES SUBLET “AS IS”. Sublessor shall deliver the Premises to Sublessee in their present “as is” condition, reasonable wear and tear excepted and with all of Sublessor’s personal items, furniture, fixtures and equipment removed, Without limiting any of Sublessor’s covenants, representations and warranties contained in this Sublease, Sublessee acknowledges that (i) Sublessee has inspected the Premises and is fully familiar and satisfied with the condition thereof, (ii) Sublessee shall take the Premises “as is” on the Commencement Date, (iii) Sublessor has made no representation or warranty concerning the condition of the Premises other than those set forth in this Sublease, and (iv) Sublessor shall not be required to make any improvements in order to prepare the Premises for Sublessee’s occupancy.

‡	Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.

7.	RENT.

7.1 Minimum Rent. Sublessee shall pay to Sublessor as minimum rent, without deduction, setoff, notice, or demand, at STANLEY CONVERGENT SECUIRTY SOLUTIONS, INC., 1000 STANLEY DRIVE, NEW BRITAIN, CT 06053, ATTN: REAL ESTATE DEPARTMENT or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the sum of See Rent Schedule Below per month, in advance on the first day of each month of the Term. If the Term begins or ends on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis. Additional provisions:

Dates:	Base Rent PSF:	Monthly Base Rent:
Commencement Date – June 30, 2020	$50.00	$21,462.50
July 1. 2020 – June 30 2021	$51.00	$21,891.75
July l, 2021 – June 30 2022	$52.00	$22,321.00
July l, 2022 – June 30 2023	$54.00	$23,179.50
July 1, 2023 – June 30, 2024	$56.00	$24,038.00

Additionally, Sublessee shall be responsible for the monthly $450.00 parking fee set forth in the Master Lease in Section 8.1 as rent and shall pay Sublessor such amount monthly as part of its rent.

7.2 Operating Costs. If the Master Lease requires Sublessor to pay to Lessor all or a portion of the expenses of operating the building and/or project of which the Premises are a part, including, but not limited to, taxes, utilities and PILOT Payments as defined in the Master Lease (“Operating Costs”), then Sublessee shall pay to Sublessor as additional rent one hundred percent (I00%) of the amounts payable by Sublessor for Operating Costs above a 2020 calendar year base and separately metered electric service with respect to the Premises, incurred during the Term. Such additional rent shall be payable as and when Operating Costs are payable by Sublessor to Lessor. If the Master Lease provides for the payment by Sublessor of Operating Costs on the basis of an estimate thereof, then as and when adjustments between estimated and actual Operating Costs are made under the Master Lease, the obligations of Sublessor and Sublessee hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublessor and Sublessee under this Subsection 7.2 shall survive such expiration or termination. Sublessor shall, upon request by Sublessee, furnish Sublessee with copies of all statements submitted by Lessor of actual or estimated Operating Costs during the Term.

8.

SECURITY DEPOSIT. Sublessee shall deposit with Sublessor upon execution of this Sublease the sum of $44,642.00 as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder (“Security Deposit”). Sublessee may deliver the Security deposit in the form of a letter of credit in accordance with the terms set forth herein. If Sublessee fails to pay rent or other charges when due under this sublease, or fails to perform any of its other obligations hereunder, after the expiration of any applicable notice and cure periods set forth herein, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublessor may become obligated by reason of Sublessee’s default or breach, or for any loss or damage sustained by Sublessor as a result of Sublessee’s default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Sublessee’s failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublessor assigns its interest in this Sublease, Sublessor shall deliver to its assignee so much of the Security Deposit as is then held by Sublessor. Within thirty (30) days after the Term has expired, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee’s Interest hereunder.

Sublessee may deliver the Security deposit in the form of a letter of credit (the “Letter of Credit”). The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit issued by and drawable upon a commercial bank which is reasonably satisfactory to Landlord (the “Sublessor”). The Letter of Credit shall (a) name Sublessor as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Sublessor without the payment of any fees or charges by Sublessor, and (e) otherwise be in form and content reasonably satisfactory to Sublessor. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Sublessee. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the 30th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notice”) to Sublessor by certified mail, return receipt requested, not less than 30 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit.

9.

USE OF PREMISES. The Premises shall be used and occupied only for uses permitted under the Master Lease and for no other use or purpose (the “Permitted Use”). Sublessee shall, at its sole cost and expense, comply with all applicable laws and with the terms of the Master Lease with respect to the Premises and its use of the Premises.

10.

ASSIGNMENT AND SUBLETTING. Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed (and the consent of Lessor if such is required under the terms of the Master Lease). At the time of each request for Sublessor’s consent to a proposed assignment or sublease, Sublessee shall deliver to Sublessor all information reasonably requested by Sublessor concerning the proposed transfer and proposed transferee. Sublessee shall also reimburse Sublessor for all reasonable third party legal fees incurred by Sublessor in connection with reviewing any request for consent hereunder in an amount not to exceed $1,500 in each instance, together with any costs charged to Sublessor by the Lessor under the Master Lease (which shall not be subject to such $1,500 cap). Within thirty (30) days after Sublessor’s receipt of the information required by this Section 9, Sublessor shall deliver notice to Sublessee granting its consent to such proposed assignment or subletting, or its refusal to consent thereto. In no event shall any sublet or assignment release Sublessee of any liability hereunder.

11.

OTHER PROVISIONS OF SUBLEASE. All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except for the following: Sections 2.3 and 2.4. In addition, Section 2.6 of the Master Lease shall be deemed to refer to Minimum rent as set forth in Section 7.1 above and Sections 2.7 and 2.8 of the Master Lease shall be deemed to be modified by the provisions of Section 7.2 above. In the event of any inconsistency between the provisions hereof and the provisions of the Master Lease, the provisions hereof shall govern. Notwithstanding the foregoing, it is the intent of the parties that Sublessee be responsible for all Minimum rent set forth in the Master Lease and all line items of Operating Costs set forth in the Master Lease, adjusted to a 2020 base year. Without limiting the generality of the foregoing, the holdover provisions set forth in Section 7.2 of the Master Lease shall apply to the obligations of Sublessee pursuant to this Sublease. To the extent Sublessee defaults under any of its obligations pursuant to this Sublease, the remedies set forth in Article 6 of the Master Lease, shall be applicable to any such default. Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease, including Base Rent, PJLOT Payments and Tenant’s Proportionate Share of Operating Costs, shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 7 of this Sublease. This Sublease is and shall at all times during the Term remain, subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate), and Sublessee covenants that it shall conduct itself and its operations in and about the Premises so as not to cause Sublessor to be in default under the Master Lease and shall not commit, permit or cause to be permitted in the Premises any act or omission which shall violate any term or condition of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party for the direct and actual damage suffered as a result of such termination (specifically excluding consequential damages). Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction. or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

12.

DEFAULT. Sublessee shall be in default under this Sublease if any of the following occur: (i) Sublessee shall fail to pay when due any installment of Minimum Rent or regular monthly payments of Operating Expenses and such failure shall continue for five (5) days after notice thereof is given to Sublessee, except that if Sublessor shall have given two (2) such notices in any calendar year, Sublessee shall not be entitled to any further notice of its delinquency, (ii) Sublessee shall fail to perform any other monetary obligation hereunder and fail to cure such failure within three (3) business days after such amount was due; (ii) Sublessee shall fail to perform any non-monetary obligation hereunder and fail to cure such failure within thirty (30) days of receiving Sublessor’s written notice specifying such failure (provided, however, if such failure cannot be cured within such 30-day period, Sublessee shall not be in default if Sublessee commences the cure thereof within such 30-day period and diligently prosecutes such cure within sixty (60) days from the original notice); or (iii) Sublessee shall cause an event of default under the Master Lease to exist (unless due to (A) Sublessor’s act or omission or (B) Sublessee’s failure to receive written notice of the default in question). In the event of any default by Sublessee, Sublessor shall have all available remedies, and, in addition, Sublessee shall indemnify and hold Sublessor harmless from all loss, cost and liability arising from any such event.

13.

LATE CHARGE; DEFAULT INTEREST RATE. In addition to any other remedies available to Sublessor, in the event that Sublessee fails to timely pay within five (5) days after due any installment of Minimum Rent or regular monthly Operating Expenses, Sublessee shall be liable to Sublessor for a late charge in the amount of 5% of any such late payment. Further, all amounts due from Sublessee to Sublessor shall bear interest at the annual rate equal to the rate published from time to time in The Wall Street Journal as the prime rate plus 5%.

14.

ENFORCEMENT COSTS; EXCULPATION. Should either party institute any action or proceeding to enforce any provision of this Sublease or for damages by reason of an alleged breach of any provision hereof, the prevailing party shall be entitled to recover from the party not prevailing all costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

15.

ACCESS. Sublessor shall have access to the Premises upon reasonable advance notice at reasonable times for the following purposes: (i) to perform Sublessor’s obligations under this Sublease, (ii) to cure an Event of Default by Sublessor under the Master Lease, or (iii) as may be reasonably required to monitor Sublessee’s compliance under the terms of this Sublease and the Master Lease.

16.

FINANCIAL STATEMENTS. From time to time upon reasonable request by Sublessor, not more often than annually, except to the extent requested more frequently by Lessor, Sublessee shall provide Sublessor with financial statements in a form which is reasonably acceptable to Sublessor unless Sublessee’s financial information is generally publicly available.

17.

ALTERATIONS. Sublessee shall at no time make any alterations or improvements to the Premises unless Sublessee complies with the requirements of the Master Lease, including obtaining from Lessor any consent which, under the terms of the Master Lease, is required of Lessor as a condition precedent to the making of such alterations or improvements. Further, Sublessee shall obtain the prior written consent of Sublessor to any such alterations or improvements for which i) the Lessor’s consent is required pursuant to the Master Lease, which Sublessor consent shall not be unreasonably withheld, conditioned or delayed, or ii) are not consistent with the Permitted Use, which Sublessor consent may be withheld in Sublessor’s sole discretion. lf any such improvements are consented to as aforesaid, the same shall be performed by Sublessee at its sole cost and expense in accordance with the terms and provisions of the Master Lease. If Lessor shall require Sublessor to remove, after the expiration of the term of the Master Lease, any leasehold improvements made to the Premises in accordance with the provisions of the Master Lease, Sublessor shall so notify Sublessee and Sublessee, prior to the expiration of the Sublease Term of this Sublease, shall remove the same and restore the Premises in accordance with the Master Lease.

18.

AGENCY DISCLOSURE. Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except: Cushman & Wakefield and Jones Lang LaSalle, who together represents Sublessor and Columbia Group Realty Advisors who represents Sublessee.

19.

COMMISSION. Upon execution of this Sublease, and consent thereto by Lessor (if such consent is required under the terms of the Master Lease), Sublessor shall pay brokers a real estate brokerage commission in accordance with Sublessor’s contract with Broker for the subleasing of the Premises.

20.

TIME PERIODS. The time limits provided in the Master Lease for the tenant thereunder to give notices, make demands, perform any act, condition or covenant, or exercise any right, remedy or option, where Sublessee cannot give, make, perform or exercise the same directly (i.e., where Sublessee must go through Sublessor), are changed for the purposes of this Sublease by shortening the same by two (2) days in each instance, unless such time limit is ten (10) days or less, in which event it shall be shortened by one (1) day (but in no event less than one (1) business day), so that such notices may be given, such demands made, any such act, condition or covenant performed, or any such right, remedy or option hereunder exercised within the time limit relating thereto contained in the Master Lease. Time shall be of the essence with respect to the obligations of Sublessee hereunder.

21.

NOTICES. All notices and demands which may or are to be required or permitted to be given by either party on the other shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by reputable overnight courier, addressed to the Sublessee at the Premises, and to the address hereinbelow, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by reputable overnight courier, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

To Sublessor:

Stanley Convergent Security Solutions, Inc.

1000 Stanley Drive.

New Britain, CT 06053

Attn: Real Estate Department

With a copy to:

To Sublessee:

Ginkgo Bioworks, Inc.

27 Drydock Ave

8th Floor

Boston MA 02210

Attention: Barry Canton

With copies to:

Jason Ng, JD

Legal, Contracts Manager

27 Drydock Ave

Boston MA 02210

And:

Melvin R. Shuman, Esq.

Mel Shuman Law

189 Eliot Street

Chestnut Hill, MA 02467

And a copy to:

legal@ginkgobioworks.com

22.

ENTIRE AGREEMENT; AMENDMENTS. This Sublease sets forth the entire agreement between the parties to this Sublease with respect to the subject matter of this Sublease, and supersede all prior agreements between the parties, whether written or oral, with respect to the subject matter of this Sublease. Any agreement hereafter made shall be ineffective to change, modify, waive or discharge any provision of this Sublease in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver or discharge is sought.

23.

FURTHER ASSURANCES. Each party shall each execute and deliver such additional instruments or other documents as the other party may reasonably request to accomplish the purposes and intent of this Sublease; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the parties hereunder or to require any party to incur any material expense or liability not otherwise required of it hereunder.

24.

GOVERNING LAW. This Sublease shall be governed by, and construed and interpreted in accordance with, the laws of the state or commonwealth where the Premises are located, without regard to conflict of laws principles.

25.	COUNTERPARTS. This Sublease may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute but one and the same instrument.

26.

CONSENT BY LESSOR. THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LESSOR AFTER EXECUTION HEREOF, WHICH CONSENT SUBLESSOR SHALL SEEK PROMPTLY AND WITH DILIGENCE TO OBTAIN. IF LESSOR FAILS TO CONSENT TO THIS SUBLEASE BY JANUARY 15, 2020, THE SUBLEASE SHALL, AT THE OPTION OF SUBLESSEE OR, PROVIDED SUBLESSOR HAS PROMPTLY AND DILIGENTLY SOUGHT TO OBTAIN SUCH CONSENT, SUBLESSOR EXERCISED BY NOTICE TO THE OTHER PARTY BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT.

The parties have executed this Sublease as of the Effective Date.

Sublessor:	STANLEY CONVERGENT SECURITY SOLUTIONS, INC.

	By:	/s/ Greg Smulski
	Name:	Greg Smulski
	Title:	VP Real Estate

Sublessee:	GINKGO BIOWORKS, INC.

	By:	/s/ Bartholomew Canton
	Name:	Bartholomew Canton
	Title:	CTO

Addendum to Sublease

By and between Stanley Convergent Security Solutions, Inc. AND Ginkgo Bioworks, Inc.

1.

Surrender. Sublessee shall keep the Premises, and every part thereof, in good order and repair and otherwise in accordance with all terms and conditions of the Master Lease, and Subtenant shall surrender the Premises at the expiration or earlier termination of the Term of this Sublease in accordance with all terms and conditions outlined in Sections 4 and 7.22 of the Master Lease and otherwise in the same condition as when received, excepting only ordinary wear and tear (this exception will not apply to any condition resulting from misuse or improper care or maintenance of the Subleased Space by Sublessee or its agents, employees, contractors or invitees), damage or loss by casualty or condemnation and repairs for’ which Sublessee is not responsible under the terms of this Sublease. If Sublessee fails to remove any alterations or improvements required to be removed in accordance with Section 17 of the Sublease or the Master Lease and restore the Premises, then Sublessor shall have the right to do so, and charge Sublessee the actual costs therefor. Notwithstanding anything to the contrary contained herein, Sublessee agrees to cooperate with Sublessor in the event Sublessor is obligated under the Master Lease to remove any Alterations or Cabling at the end of the Term or earlier termination thereof.

/s/ Greg Smulski	/s/ Bartholomew Canton
Sublessor:	Sublessee: Bartholomew Canton, Ginkgo Bloworks